PLANTRONICS, INC.
TRANSITION AGREEMENT
This Transition Agreement (“Transition Agreement”) is made by and between Barbara Scherer (“Executive”) and Plantronics, Inc. (the “Company”) collectively referred to as the “Parties,” as of February 27, 2012 (the “Transition Period Commencement Date”):
RECITALS
WHEREAS, Executive is employed by the Company as Senior Vice President, Finance & Administration and Chief Financial Officer pursuant to the terms of an employment agreement between Executive and the Company dated March 1997 and a Change of Control Severance Agreement between Executive and the Company dated on or about January 26, 2009;
WHEREAS, Executive will be stepping down from her role as Senior Vice President, Finance & Administration and Chief Financial Officer effective upon her successor commencing employment with the Company (the date on which her successor commences employment with the Company referred to as the “Successor Commencement Date”);
WHEREAS, the Company desires to have Executive remain employed following the hiring of her successor to help her successor transition into Executive's role;
WHEREAS, if Executive remains employed with the Company through the date that is four (4) weeks following the date her successor is hired (the “Expected Termination Date”), then Executive will be entitled to the severance benefits set forth in Section 2 below, subject to Executive executing and not revoking the Supplemental Separation Agreement attached hereto as Exhibit A, in accordance with the terms below; and
WHEREAS, the Parties, and each of them, wish to set forth the terms of Executive's continued employment through her separation from the Company and to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Executive may have against the Company as defined herein.

NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

COVENANTS

1.Transition; Termination Date; Employment Status; Acknowledgements.

(a)Transition. From the Transition Period Commencement Date through the Actual Termination Date (the “Transition Period”), the Parties agree that Executive will continue to be employed pursuant to the current terms of her employment, as amended by this Transition Agreement. Prior to the Successor Commencement Date, Executive will continue in her role as Senior Vice President, Finance & Administration and Chief Financial Officer on a full-time basis, reporting to Ken Kannappan, President and Chief Executive Officer. On the Successor Commencement Date, Executive agrees to resign from all officer positions she then holds with the Company. Following the Successor Commencement Date and during the remainder of the Transition Period, Executive shall engage in activities relating to the transition of her duties as Senior Vice President, Finance & Administration and Chief Financial Officer to her successor, reporting to Ken Kannappan, President and Chief Executive Officer.

(b)Termination Date. Executive's termination date will occur on the Expected Termination Date, or earlier as provided in Section 1(c) (the date of Executive's actual termination of employment with the Company, the “Actual Termination Date”).

(c)Employment Status. Executive is free to terminate her employment at any time prior to the Expected Termination Date, for any reason or for no reason. Similarly, the Company is free to terminate Executive's employment at any time prior to the Expected Termination Date, for any reason or for no reason. As described in Section 2, Executive may be entitled to severance benefits depending on the circumstances of Executive's termination of employment with the Company.

2.Severance. If Executive remains employed with the Company through the Expected Termination Date, or, if prior to the Expected Termination Date, Executive's employment with the Company is terminated by the Company other than for Cause or as a result of Executive's death or Disability, then, subject to Executive executing and not revoking the Supplemental Separation Agreement, which must become effective and irrevocable no later than the sixtieth (60th) day following the Actual Termination Date (the “Supplemental Release Deadline”), Executive will receive the following:

(a)A lump sum payment of $375,000, less applicable withholdings, payable within fifteen (15) calendar days following the effective date of the Supplemental Release Agreement;

(b)If bonus amounts pursuant to the Company's 2012 Executive Incentive Plan have yet to be paid as of the Actual Termination Date, a lump sum payment, less applicable withholdings, equal to the bonus Executive would have otherwise received assuming she remained employed through the end of the Company's 2012 fiscal year, which will be paid at the same time as bonuses are paid to other senior executives of the Company, but in no event prior to the date of the Supplemental Release Agreement becomes effective and irrevocable. For purposes of this calculation, the Compensation Committee may not exercise negative discretion to reduce Executive's bonus, which will be determined solely on actual achievement against objectively determinable, pre-established performance objectives;

(c)If the Successor Commencement Date occurs subsequent to March 31, 2012, a pro rata portion of Executive's annual bonus applicable for the Company's 2013 fiscal year based on an annual target bonus opportunity of $243,750 and bonus pool funding levels (but in no event to exceed 100% of funding levels) determined by achievement of corporate goals as of the Successor Commencement Date, as reasonably estimated by the Company in good faith (the “Estimated Annual Bonus”). The actual amount to be paid to Executive will be determined by multiplying (x) the Estimated Annual Bonus by (y) a fraction, the numerator of which is the number of days that have passed since the commencement of the 2013 fiscal year through the Successor Commencement Date and the denominator of which is 365, payable within fifteen (15) calendar days following the effective date of the Supplemental Release Agreement.

(d)Executive's outstanding equity awards will vest as to the number of shares subject to such awards that would have otherwise vested through the Actual Termination Date as if the equity awards were vesting on the monthly anniversary of the vesting commencement date applicable to each such award as to a pro-rata number of shares based on the length of the term of the original vesting schedule, less the number of shares subject to such awards that have previously vested pursuant to the awards' respective original vesting schedules.

By way of example only, if Executive had been granted an award of 4,800 shares of restricted stock on January 1, 2010, which vested as to 1,200 shares on January 1 of 2011, 2012, 2013 and 2014, respectively, then assuming the Actual Termination Date is June 1, 2012, then, subject to the other terms and conditions of this Agreement, the restricted stock award would vest as to an additional 500 shares (that is, the restricted stock award will be considered to have vested as to 100 shares on the first day of each calendar month following the vesting commencement date applicable to such award).

(e)The Company will provide Executive a lump sum payment, within fifteen (15) calendar days following the effective date of the Supplemental Separation Agreement, in an amount equal to 150% of: (A) the monthly premium that Executive would be required to pay to continue Executive's group plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) at the rates in effect on the date of the Actual Termination Date, multiplied by (B) twelve (12), which payment will be made regardless of whether Executive elects COBRA continuation coverage.

(f)Executive will be eligible to receive Company-paid Exec-U-Care benefits through the one-year anniversary of the Actual Termination Date, in accordance with the terms of the Exec-U-Care plan, and subject to continued tax-qualified status of the Exec-U-Care plan. Executive agrees and acknowledges that if continued participation of Executive in the Exec-U-Care plan would result in the plan being disqualified for favorable tax treatment, as determined by the Company in its sole discretion, that Executive will not be permitted to continue participation in the plan will receive no consideration whatsoever as a result of not being permitted to continue participation in the plan.

(g)If the Supplemental Separation Agreement does not become effective and irrevocable by the Supplemental Release Deadline, Executive will forfeit any right to severance payments or benefits under this Transition Agreement. In no event will severance payments or benefits be paid or provided until the Supplemental Separation Agreement actually becomes effective and irrevocable. Any severance payments that would have been made to Executive prior to the Supplemental Separation Agreement becoming effective and irrevocable will be paid to Executive no later than the first Company payroll date on or following the Supplemental Release Deadline and the remaining payments will be made as provided in this Transition Agreement.

(h)For avoidance of doubt, if Executive resigns from or otherwise voluntarily terminates her employment with the Company for any reason prior to the Expected Termination Date, she will not be entitled to any severance payments pursuant to this Section 2 or otherwise.

(i)For purposes of this Transition Agreement, “Cause” will mean Executive's termination only upon: (i) Executive's willful failure, after receipt of at least one written warning, (A) to comply with the Company's policies and practices applicable to the Company's employees in similar job positions or to the Company's employees generally or (B) to follow the reasonable instructions of Executive's supervisor; (ii) Executive's engaging in willful misconduct which is demonstrably and materially injurious to the Company; (iii) Executive's committing a felony, an act of fraud against, or the misappropriation of property belonging to the Company; or (iv) Executive's breaching in any material respect the terms of this Transition Agreement or the Employee Patent, Secrecy and Invention Agreement between Executive and the Company.

(j)For purposes of this Transition Agreement, “Disability” will mean that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Termination resulting from Disability may only be effected after at least thirty (30) days' written notice by the Company of its intention to terminate Executive's employment. In the event that Executive resumes the performance of substantially all of her duties hereunder before the termination of her employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.

3.Salary & Other Compensation Acknowledgements. Executive acknowledges and represents that the Company has paid Executive all salary, wages, bonuses, commissions and any and all other compensation and benefits (in cash, equity or otherwise) due to Executive through the date hereof, except for Executive's accrued vacation, which will continue to remain outstanding and will be paid upon the Actual Termination Date, and Executive's outstanding equity awards as set forth on Exhibit B, which will continue to governed by their applicable terms (including vesting) following the date hereof. For avoidance of doubt, nothing in this Section 3 is intended to reduce the payments the Company is required to pay Executive as provided under Sections 1 through 2 of this Agreement.

4.Release of Claims. Executive hereby fully, forever, irrevocably and unconditionally releases and discharges the Company, its current and former officers, directors, stockholders, corporate affiliates, subsidiaries, insurers, parent companies, successors and assigns, agents and employees (each in their individual and corporate capacities) (hereinafter the “Released Parties”) from any and all claims, charges, complaints, demands, causes of action, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature that Executive ever had or now has against the Released Parties, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the California Fair Employment and Housing Act, Cal. Gov't Code § 12900 et seq., the California Family Rights Act, Cal. Gov't Code § 12945.2 and § 19702.3, the California Equal Pay Law, Cal. Labor Code § 1197.5 et seq., the California Unruh Civil Rights Act, Cal. Civil Code § 51 et seq. and the California Family and Medical Leave Law, Cal. Labor Code §§ 233, 7291.16 and 7291.2, all as amended, and all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq. and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended, and all common law claims including, but not limited to, actions in tort, defamation and breach of contract, including, but not limited to, any claim or damage arising out of Executive's employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above, and claims for wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, fraud, personal injury, and emotional distress; provided, however, that nothing in Transition Agreement prevents Executive from bringing any claims relating to the validity of this Transition Agreement, or from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that Executive acknowledges that she may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding) or from bringing any rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.) that may arise after the date this Transition Agreement is signed. The only exceptions to this release are any claim(s) Executive may have for:

(a)	unemployment benefits pursuant to the terms of applicable law (to the extent available to Executive under applicable law);

(b)
workers' compensation insurance benefits pursuant to Division 4 of the California Labor Code or a comparable and applicable state law, under the terms of any worker's compensation insurance policy or fund of the Company (for which Executive represents that she has reported all work-related injuries, if any, that Executive has suffered or sustained during her employment with the Company;

(c)
continued participation in certain of the Company's group health benefit plans pursuant to the terms and conditions of the federal law known as “COBRA,” if applicable, and/or any applicable state law counterpart to COBRA;

(d)	any benefit entitlements vested as of the Actual Termination Date, pursuant to written terms of any applicable employee benefit plan sponsored by the Company;

(e)	indemnification protection under the Company's Articles of Incorporation or Bylaws, pursuant to contract or applicable law; and

(f)	any claims that, as a matter of applicable law, are not waivable.

5.Waiver of Unknown Claims. Executive understands and agrees that the claims released in Section 3 above include not only claims presently known to Executive, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in Section 3. Executive understands that she may hereafter discover facts different from what she now believes to be true, which if known, could have materially affected this Transition Agreement, but Executive nevertheless waives any claims or rights based on different or additional facts. Executive knowingly and voluntarily waives any and all rights or benefits that she may now have, or in the future may have, under the terms of Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OF OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
6.Confidential Information and Non-Solicitation. Executive acknowledges and reaffirms her obligation to keep confidential all non-public information concerning the Company that Executive acquired during the course of her employment with the Company, as stated more fully in the Employee Patent, Secrecy and Invention Agreement dated April 29, 1997 (“Confidentiality Agreement”), which remains in full force and effect. Executive affirms her obligation to keep all Company Information confidential and not to disclose it to any third party in the future. The Confidentiality Agreement is incorporated herein by this reference, and Executive agrees to continue to be bound by the terms of that Confidentiality Agreement.

7.Acknowledgments and Right to Revoke. Executive acknowledges that she has been given twenty-one (21) days after receipt of this Transition Agreement to consider this Transition Agreement. By signing this Transition Agreement, Executive acknowledges that she was offered a period of at least twenty-one (21) days to consider the terms of this Transition Agreement but, to the extent not taken, Executive chooses to waive this consideration period. If Executive does not accept this Transition Agreement within that time, it will become null and void. Executive is advised to consult with an attorney prior to executing this Transition Agreement. Executive represents and agrees that she fully understands her right to discuss all aspects of this Transition Agreement with her private attorney, that she has availed herself of this right, that she has carefully read and fully understands all of the provisions of this Transition Agreement, and that she is voluntarily entering into this Transition Agreement. Executive understands and agrees that the waiver of rights contained in this Transition Agreement is only an exchange for the consideration specified herein, and that she would not otherwise be entitled to such consideration. Once Executive has signed the Transition Agreement, Executive can revoke her acceptance within seven (7) days by so notifying Pat Wadors, Human Resources, 345 Encinal Street, Santa Cruz, California 95060. Fax number: 831-426-0136. This Transition Agreement will become effective on the eighth day following Executive signing it (the “Effective Date”).

8.Non-Disparagement. Executive understands and agrees that she shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client, customer of the Company or other person or entity regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company's business affairs and financial condition and the Company shall instruct the members of the Board and its senior executives to not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client, customer of the Company or other person or entity regarding Executive.

9.Amendment. This Transition Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties.

10.Binding Agreement. This Transition Agreement is binding upon and shall inure to the benefit of the Parties and their respective heirs, executors, administrators, agents, successors and assigns.

11.Waiver of Rights. No delay or omission by the Company in exercising any right under this Transition Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

12.Severability. If any provision in this Transition Agreement is for any reason held to be unenforceable, it shall not affect the enforceability of the remaining provisions and the remaining provisions shall be enforced to the extent permitted by law.

13.Confidentiality. Executive understands and agrees that as a condition for payment to Executive of the benefits herein described, the terms and contents of this Transition Agreement, and the contents of the negotiations and discussions resulting in this Transition Agreement, shall be maintained as confidential by Executive, her spouse, her attorney or her accountant, and shall not be disclosed except to the extent required by law or as otherwise agreed to in writing by the Company.

14.Nature of Agreement. Executive understands and agrees that this Transition Agreement is not intended, nor should it be construed at any time, to be an admission of liability or wrongdoing on the part of the Company.

15.Voluntary Assent. Executive affirms that no other promises or agreements of any kind have been made to or with Executive by any person or entity whatsoever to cause Executive to sign this Transition Agreement, and that Executive fully understands the meaning and intent of this Transition Agreement. Executive further states and represents that she has carefully read this Transition Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs her name of her own free act.

16.Applicable Law. This Transition Agreement shall be interpreted and construed by the laws of the State of California, without regard to conflict of laws provisions.

17.Attorneys' Fees. In the event of any dispute concerning this Transition Agreement, the prevailing party will be entitled to recover its attorneys' fees and costs, in addition to any other relief to which such party may be entitled.

18.Entire Agreement. This Transition Agreement contains and constitutes the entire understanding and agreement between the Parties with respect to Executive's severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements and commitments in connection therewith. Nothing in this Section, however, shall modify, cancel or supersede Executive's obligations set forth in Section 6 herein or the documents identified in Section 6.

19.Arbitration. The Parties agree that any and all disputes arising out of the terms of this Transition Agreement and their interpretation, and any of the matters released, shall be subject to final and binding arbitration before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes in Santa Cruz County, California. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. This Section will not prevent either party from seeking preliminary injunctive relief (or any other provisional remedy) under applicable law from any court having jurisdiction over their Parties and the subject matter of their dispute relating to their obligations under this Transition Agreement or under the Confidentially Agreement before arbitration or while arbitration is pending.

IN WITNESS WHEREOF, the Parties have executed this Transition Agreement on the respective dates set forth below.

Dated:	February 27, 2012	By
Pat Wadors
Senior Vice President Human Resources

Dated:	February 27, 2012	By
Barbara Scherer, an individual

EXHIBIT A
SUPPLEMENTAL SEPARATION AGREEMENT
This Supplemental Separation Agreement (the “Supplemental Separation Agreement”) is entered into as of _____________________, by and between Plantronics, Inc. (the “Company”) and Barbara Scherer (“Executive”) (collectively, the “Parties”). Any terms capitalized and not specifically defined herein shall have the meaning ascribed to them under the Transition Agreement, dated February 27, 2012 (the “Transition Agreement”).
WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees, including, but not limited to, any and all claims arising out of or in any way related to Executive's employment with and services to the Company, including, but not limited to, from the Effective Date of the Transition Agreement through the Effective Date of this Supplemental Separation Agreement.
NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:
1.Consideration. The Company agrees to pay Executive, less applicable withholding, the severance described in Section 2 of the Transition Agreement, pursuant to the terms and conditions thereof.

2.Acknowledgements and Agreements.

a.Executive acknowledges and represents that the Company will have paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Executive as of the Effective Date of this Supplemental Separation Agreement.

b.The Parties agree that Executive will be considered to have vested in the stock options, restricted stock and any other equity awards through the Actual Termination Date to the extent provided in Exhibit B to this Supplemental Separation Agreement and no more. Each of Executive's equity awards shall continue to be governed by the terms and conditions (including, but not limited to, with respect to the post-termination exercise period of stock options in the event of a termination due to Retirement (as defined in the 2003 Stock Plan) as set forth in Section 3.7(E) of the 2003 Stock Plan) of the applicable Company equity plan under which the award was granted and applicable equity award agreement (each an “Equity Award Document”, and together, the “Equity Award Documents.”)

3.Release of Claims. Executive agrees that the consideration described in Section 1 hereof represents consideration for both (A) Executive's acknowledgements and agreements under Section 2 and (B) a release and waiver of any and all claims against the Company and any of the Releasees relating to her employment with the Company, including, but not limited to, from the Effective Date of the Transition Agreement through the Effective Date of this Supplemental Separation Agreement, as well as any claims under any local ordinance or state or federal employment law, including laws prohibiting discrimination in employment on the basis of race, sex, age (in particular, any claim under the Age Discrimination in Employment Act), disability, national origin, or religion, as well as any claims for wrongful discharge, breach of contract, attorneys' fees, costs, or any claims of amounts due for fees, commissions, stock options, expenses, salary, bonuses, profit sharing or fringe benefits. Executive further acknowledges and agrees that the terms of Sections 4 and 5 of the Separation Agreement shall also apply to this Supplemental Separation Agreement and are hereby incorporated and extended through the Effective Date of this Supplemental Separation Agreement.

4.Confidential Information and Non-Solicitation. Executive acknowledges and reaffirms her obligation to keep confidential all non-public information concerning the Company that Executive acquired during the course of her employment with the Company, as stated more fully in the Confidentiality Agreement Executive signed at the beginning of her employment, which remains in full force and effect. Executive affirms her obligation to keep all Company Information confidential and not to disclose it to any third party in the future. The Confidentiality Agreement is incorporated herein by this reference, and Executive agrees to continue to be bound by the terms of the Confidentiality Agreement.

5.Return of Company Property. As part of Executive's existing and continuing obligation to the Company, Executive agrees that Executive has returned to the Company, all Company Information, including files, records, computer access codes and instruction manuals, as well as any Company assets or equipment that Executive has in her possession or under her control. Executive further agrees not to keep any copies of Company Information. Executive confirms that she has returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, Company vehicles and any other Company-owned property in Executive's possession or control and have left intact all electronic Company documents, including, but not limited to, those that Executive developed or helped to develop during her employment. Executive further confirms that she has cancelled all accounts for her benefit, if any, in the Company's name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

6.Acknowledgments and Right to Revoke. Executive acknowledges that she has been given twenty-one (21) days after receipt of this Supplemental Separation Agreement to consider this Supplemental Separation Agreement. By signing this Supplemental Separation Agreement, Executive acknowledges that she was offered a period of at least twenty-one (21) days to consider the terms of this Supplemental Separation Agreement but, to the extent not taken, Executive choose to waive this consideration period. If Executive does not accept this Supplemental Separation Agreement within that time, it will become null and void. Executive is advised to consult with an attorney prior to executing this Supplemental Separation Agreement. Executive represents and agrees that she fully understands her right to discuss all aspects of this Supplemental Separation Agreement with her private attorney, that she has availed herself of this right, that she has carefully read and fully understands all of the provisions of this Supplemental Separation Agreement, and that she is voluntarily entering into this Supplemental Separation Agreement. Executive understands and agrees that the waiver of rights contained in this Supplemental Separation Agreement is only an exchange for the consideration specified herein, and that she would not otherwise be entitled to such consideration. Once Executive has signed the Supplemental Separation Agreement, Executive can revoke her acceptance within seven (7) days by so notifying Pat Wadors, Human Resources, 345 Encinal Street, Santa Cruz, California 95060. Fax number: 831-426-0136. This Supplemental Separation Agreement will become effective on the eighth day following Executive signing it (the “Effective Date”).

7.Entire Agreement. This Supplemental Separation Agreement, the Equity Award Documents, the Transition Agreement, and the Confidentiality Agreement, constitute the entire agreement and understanding between the Parties concerning the subject matter of this Supplemental Separation Agreement and all prior and contemporaneous representations, understandings, and agreements concerning the subject matter of this Supplemental Separation Agreement (other than the Confidentiality Agreement) have been superseded by the terms of this Supplemental Separation Agreement.

IN WITNESS WHEREOF, the Parties have executed this Supplemental Separation Agreement on the respective dates set forth below.

Dated:	By
Pat Wadors
Senior Vice President Human Resources

Dated:	By
Barbara Scherer, an individual

EXHIBIT B

Outstanding Equity Awards